Exhibit 10.26

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. THE OMISSIONS HAVE BEEN INDICATED BY “[***].”

DATED 14 DECEMBER 2018

DEED OF AMENDMENT

between

Alvotech hf.

and

Alvogen Lux Holdings S.à r.l

relating to the Product Rights Agreement

THIS DEED OF AMENDMENT (“Deed”) is made on 14 December 2018

BETWEEN:

(1)

ALVOTECH hf., a public limited company incorporated under the laws of Iceland, having its registered offices at Sæmundargata 15-19, Reykjavík, Iceland, and registered under number 710113-0410 (“Alvotech”); and

(2)

ALVOGEN LUX HOLDINGS S.à r.l., a private company with limited liability (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 5, rue Heienhaff, L-1736 Senningerberg, Grand Duchy of Luxembourg and registered under number B-149.045 (“Alvogen”),

(each a “Party” and together, the “Parties”).

WHEREAS:

(A)

On 22 January 2018, Alvotech and Alvogen entered into a Product Rights Agreement in relation to the development, distribution, marketing and commercialization of certain biosimilar products of Alvotech and its affiliates (the “PRA”).

(B)	On or about the date of this Deed:

(a)

Alvotech is to put in place a new convertible bond to refinance an existing bond and will use [***] of the proceeds from the new convertible bond to repay Alvogen a portion of the amount due to it under certain convertible loan agreements previously entered into between Alvogen and Alvotech; and

(b)	Alvogen will release the existing guarantee of [***] which it provided to support the existing bond and will provide a new guarantee of [***] to support the new convertible bond (the “New Guarantee”).

(C)

In consideration for Alvogen agreeing to provide the New Guarantee, the Parties have agreed to amend the PRA with effect from 22 January 2018 (the “Effective Date”) in accordance with the terms and conditions of this Deed.

IT IS AGREED:

1.	Interpretation

1.1	In this Deed:

(a)	unless a contrary intention appears, a reference to a clause or sub-clause is a reference to a clause or sub-clause of this Deed;

(b)

any words following the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words, phrase or term preceding those terms;

(c)	the table of contents and headings are inserted for convenience only and do not affect the construction of this Deed; and

(d)	unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders.

2.	Amendment

2.1	With effect from the Effective Date, the PRA is hereby amended as follows:

(a)	the following new definitions are inserted into Section 1.1 (Defined Terms) of the PRA:

“ “Aflibercept Product” means the product of Alvotech that is being developed as a Biosimilar to the reference product Aflibercept, as more specifically described in the applicable Product Data Sheet.

“Alvotech Holdings” means Alvotech Holdings S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 5, rue Heienhaff, L-1736 Senningerberg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies’ Register under number 229.193.

“Eculizumab Product” means the product of Alvotech that is being developed as a Biosimilar to the reference product Eculizumab, as more specifically described in the applicable Product Data Sheet.”;

(b)

the definitions of “Agreement” in the first paragraph of page 1 of the PRA and Section 1.1 (Defined Terms) of the PRA are deleted in their entirety and the following definition is inserted into Section 1.1 (Defined Terms) of the PRA:

“ “Agreement” means this product rights agreement, as amended, modified or varied from time to time in accordance with its terms.”;

(c)	the definition of “Alvotech Group” is deleted in its entirety and replaced with the following:

“ “Alvotech Group” means Alvotech Holdings and any subsidiary undertaking of Alvotech Holdings from time to time (and any other entity in which equity or debt securities are exchanged in consideration for equity and debt securities in Alvotech Holdings and/or any subsidiary undertaking of Alvotech Holdings).”;

(d)	the definition of “Alvotech Intellectual Property” in Section 1.1 (Defined Terms) of the PRA is amended to add the following words at the end of the first sentence:

“, including any patents, patent applications or other intellectual property registrations obtained or filed by Alvotech or an Affiliate of Alvotech for any of the foregoing.”;

(e)

in each of the definitions of “Alvogen Territories” and “Other Territories” in Section 1.1 (Defined Terms) of the PRA, the closing bracket immediately following the words “the Adalimumab Product” shall be moved to immediately follow the words “the Bevacizumab Product”.;

(f)	a new definition of “Key Territory” shall be inserted in Section 1.1 (Defined Terms) of the PRA as follows:

“ “Key Territory” means any Territory, the United States, any member state of the European Union and the United Kingdom following its withdrawal from the European Union.”;

(g)

the definitions of “Failure to Meet Clinical Endpoints”, “Initial Products”, “Research Program” and “Technical Failure” in Section 1.1 (Defined Terms) of the PRA are deleted in their entirety and replaced by the following:

“ “Failure to Meet Clinical Endpoints” means, with respect to any Product, one or more of the primary endpoints for Regulatory Approval of a Phase 3 Clinical Trial for such Product have not achieved statistical significance as determined by the alpha level, specific statistical test(s) and primary or secondary analysis populations defined in the applicable final protocol(s) and, if applicable, statistical analysis plan, as (for the Alvogen Territories) each may be amended from time to time upon the mutual agreement of Alvotech and Alvogen, through the use of any of the statistical analysis methods specified in the applicable protocol(s), as (for each of the Alvogen Territories) may be amended from time to time upon the mutual agreement of Alvotech and Alvogen, for analysing such Product’s primary endpoints for Regulatory Approval.

“Initial Products” means the Adalimumab Product, the Aflibercept Product, the Denosumab Product, the Eculizumab Product, the Golimumab Product, and the Ustekinumab Product.

“Research Program” means all of Alvotech’s, and its respective Affiliates’ and Subcontractors’ activities directed towards obtaining Regulatory Approval of the Products in any Alvogen Territory, including research, development, safety and efficacy studies, clinical trials (including Phase 1 Clinical Trials and Phase 3 Clinical Trials), process development, formulation work, regulatory, quality, data collection and analysis and project management (including required post-approval studies).

“Technical Failure” means, for a given Product:

(i)

Patient Safety Issues or Failure to Meet Clinical Endpoints. (A) the applicable reference product of such Product is no longer being marketed, commercialized or sold in any Key Territory as a result of a patient safety or efficacy issue, (B) such Product has experienced a Failure to Meet Clinical Endpoints or (C) Alvotech’s Chief Scientific Officer has determined in good faith that such Product presents risk of death, a life-threatening condition or other serious safety concerns to patients (including a patient safety issue resulting from the use of a Product that causes a clinical hold to be issued by the FDA, EMA or other Regulatory Agency on a clinical trial for such Product) and, with respect to either clause (A) or (C), in the good faith determination of such Chief Scientific Officer, a party cannot ethically continue to administer the applicable compound to patients in clinical trials or, following Regulatory Approval, to market, commercialize and sell such Product in any Key Territory;

(ii)

Negative Regulatory Agency Response Letter. (A) Alvotech’s receipt of a response letter from the EMA, the FDA or any Regulatory Agency in an Alvogen Territory, that is, or is equivalent to, a complete response letter from the FDA pursuant to 21 C.F.R. § 314.110 (or similar successor correspondence) regarding a Product such that, in the good faith determination of Alvotech’s Chief Scientific Officer, Alvotech’s receipt of Regulatory Approval with respect to such Product in a Key Territory is not reasonably likely;

(iii)

Anticipated Product Cost Overruns or Delays. Alvotech’s good faith determination that the scope of the Research Program with respect to such Product as reflected in the Research Plan, has changed such that (A) the aggregate anticipated costs following the Effective Date for development of such Product exceed the aggregate budgeted amount set forth in the Research Plan for such Product by more than twenty percent (20%) of such budgeted amount (the applicable “Buffer”) or (B) such change in scope would reasonably be expected to delay the date of submission of a complete application to the applicable Regulatory Agency (or Regulatory Agencies) for Regulatory Approval of such Product with respect to one or more Territories by at least two (2) years beyond the target date for submission of such application thereto.

(iv)

Actual Product Cost Overruns or Delays. (A) Alvotech has actually incurred aggregate costs following the Effective Date for development of such Product that exceed the aggregate budgeted amount set forth in the Research Plan for such Product by more than the applicable Buffer, (B) the date of submission of a complete application to the applicable Regulatory Agency (or Regulatory Agencies) for Regulatory Approval of such Product with respect to one or more Territories has actually been delayed by at least two (2) years beyond the target date for submission of such application thereto or (C) the Regulatory Approval of the Product has actually been delayed by at least three (3) years beyond the submission date to the applicable Regulatory Agency of an application for Regulatory Approval with respect to such Product.

(v)

Technical Transfer Delays. in the event that, following the First Commercial Sale of a Product, it is necessary to obtain approval of the FDA, EMA or any other Regulatory Agency for Alvotech to manufacture such Product at a new facility or for a Third Party to manufacture such Product (obtaining such approval and transferring the manufacturing of a Product to such Third Party being referred to as a “technical transfer”), (A) Alvogen’s good faith determination that the time for approval of the FDA, EMA or other Regulatory Agency for Alvotech to manufacture such Product at a new facility or for a Third Party to manufacture such Product after the necessity therefor arose would be longer than twenty four (24) months or (B) approval of the FDA, EMA or other Regulatory Agency for Alvotech to manufacture such Product at a new facility or for a Third Party to manufacture such Product has not been obtained by the date that is twenty-four (24) months after the necessity therefor arose; provided, that this clause (v) shall not become operative unless there is an actual or expected material interruption of supply to Alvogen of such Product;

(vi)

Intellectual Property Matters. following consultation with, and receipt of a written legal opinion from, Alvogen’s external legal advisors, the good faith determination of Alvogen’s General Counsel that (A) an Adverse Determination has resulted from Alvogen’s launch of such Product in a

Territory and, as may be applicable, either such Adverse Determination has become final and non-appealable or Alvogen’s General Counsel has determined in good faith that it is not likely that an appeal of such Adverse Determination will ultimately be successful or (B) an Adverse Determination is likely to result from Alvogen’s launch of such Product in an Alvogen Territory; or

(vii)

Lack of Working Capital by Alvotech. Alvogen’s good faith determination, as of a given time, that Alvotech has less than eighty-five percent (85%) of the Working Capital necessary to meet Alvotech’s estimated cash flow requirements (as set forth in the Annual Operating Plan) for the development and/or manufacture (as applicable at such time) of a particular Product for worldwide distribution for the one hundred eighty (180) day period immediately following such time.

No determination made by Alvogen or Alvotech, or a specified officer thereof (i.e., a Chief Scientific Officer or General Counsel, as applicable), for purposes of any of the foregoing clauses of this definition of Technical Failure shall be deemed to have been made in good faith unless such determination is certified by an authorized officer of the Party (who shall be the specified officer of Alvogen or Alvotech, if and as applicable) making such determination in a writing that is provided, together with reasonable documentation and/or other evidence supporting such determination, to each of the other Parties.”;

(h)	in each of the definitions of “Regulatory Agency” and “Regulatory Approval” in Section 1.1 (Defined Terms) of the PRA, all references to “Territory” are replaced by references to “Key Territory”;

(i)	in the definition of “Successful Completion of a Phase 1 Clinical Trial”, the word “Key” is inserted immediately prior to the reference to “Territory”;

(j)	Section 2.3(b) (Effect of Technical Failure) of the PRA is deleted in its entirety and replaced with the following:

“ (b)    If any Technical Failure has occurred with respect to any Product in an Affected Territory following Successful Completion of a Phase 1 Clinical Trial for such Product, then (i) neither Alvotech nor Alvogen shall thereafter take any action with respect to the research, development, Regulatory Approval, manufacture, marketing, licensing, commercialization or sale of such Product in such Affected Territory and (ii) if such Technical Failure occurs following the commencement of the Product Term with respect to such Product, such Product Term shall terminate and the prohibition with respect to the commercial marketing and sale by Alvogen of a Competing Product set forth in Section 2.8(b) shall terminate with respect to such Product in the Affected Territory, provided that (X) a Technical Failure referred to in clause (i), (ii)(A) (resulting from a decision by the FDA) or (vii) of the definition thereof shall constitute a Technical Failure in all Territories and, accordingly, in such case each Territory shall constitute an Affected Territory and in addition, Alvogen may exercise the Product Replacement Option for such Product; and (Y) if any Technical Failure has occurred pursuant to clause (ii)(A) of the definition thereof resulting from a decision by the EMA, then such Technical Failure shall constitute a Technical Failure in all Territories covered by the EMA and, accordingly, in such case each such Territory shall constitute an Affected Territory.”;

(k)	Section 2.8(a) (Exclusivity; Independent Product Development) of the PRA is deleted in its entirety and replaced with the following:

“(a)

Except as expressly provided in, or contemplated by, this Agreement and the Other Agreements, during the Development Term or the Product Term with respect to any Product, Alvotech shall not, directly or indirectly, through an Affiliate or otherwise, take any material action, or enter into any agreement, arrangement or understanding, with respect to (i) the research, development or manufacture of such Product, (ii) obtaining any Regulatory Approval for such Product in any Territory or (iii) licensing, commercializing, marketing or selling such Product in any Territory or any Other Territory, except in each case, that the entry into, or compliance with the terms of, the Lotus Agreements in the form they were in as at the Effective Date by Alvotech or its Affiliates shall not constitute a breach of these obligations. In the event that Alvotech, or any other member of the Alvotech Group, proposes to enter into any agreement, arrangement or understanding with any Third Party with respect to the research, development, manufacture, licensing, distribution, marketing, commercialization or sale of any Candidate Product in any Alvogen Territory, (x) Alvotech shall, or shall procure that the relevant other member of the Alvotech Group shall, at least thirty (30) days prior to the date they would enter into such agreement, arrangement or understanding, provide written notice to Alvogen with the proposed terms of such agreement, arrangement or understanding (the “Proposed Terms”), and (y) for a period of thirty (30) days following receipt of such notice, Alvogen shall be entitled, by written notice to Alvotech, to exercise a right to enter into an agreement, arrangement or understanding, as applicable, with Alvotech comparable to the agreement, arrangement or understanding that Alvotech, or the relevant other member of the Alvotech Group, proposes to enter into with such Third Party and in lieu thereof (such right, the “Alvogen ROFR”). In the event Alvogen exercises the Alvogen ROFR, Alvogen and Alvotech shall negotiate in good faith the terms of the agreement, arrangement or understanding, which terms shall be substantially equivalent to the Proposed Terms or such other terms as shall be agreed upon by Alvogen and Alvotech. In the event Alvogen does not exercise the Alvogen ROFR, Alvotech, or the relevant other member of the Alvotech Group, shall be permitted to enter into the agreement, arrangement or understanding with the applicable Third Party on terms substantially equivalent to the Proposed Terms.”;

(l)	Section 3.1(a) (Alvogen Right of Last Look) of the PRA is deleted in its entirety and replaced with the following:

“(a)

Alvotech shall not, and shall procure that all of its Affiliates shall not, enter into any agreement, arrangement or understanding with a Third Party in respect of the research, development, manufacture, licensing, distribution, marketing, commercialization or sale of any Product or any Candidate Product in any of the Other Territories (a “Product Commercialization”) without first following the process set out in the remaining provisions of this Section 3.1. For the avoidance of doubt, Alvotech having previously entered into the Lotus Agreements shall not constitute a breach of this Section 3.1.”;

(m)	in Section 3.2(a) (Alvogen Right of First Refusal) of the PRA:

(i)	the words “has completed a Phase 3 Clinical Trial,” are deleted in their entirety and replaced with the following:

“has commenced a Phase 1 Clinical Trial,”; and

(ii)

sub-section (ii) is deleted in its entirety and replaced with “there is no agreement then in existence between Alvotech and or any of its Affiliates and any Third Party in relation to an equivalent Product Commercialization and neither Alvotech nor any of its Affiliates has agreed the financial and other key commercial terms of an equivalent Product Commercialization with a Third Party on a non-binding basis,”;

(n)	a new Section 4.3 is added after Section 4.2 (Reports) as follows:

“Section 4.3 Adalimumab Product Replacement. In the event that the First US Commercial Sale has not occurred by 31 December 2021, then Alvogen may elect to: (i) at any time prior to the occurrence of the First US Commercial Sale, select by written notice to Alvotech a different Product in relation to which the Alvotech Royalty Payment shall be payable, in which case all references to “the Adalimumab Product” in Section 4.1(d), Section 4.1(f) and Section 4.2(b) and in the definitions of “US Payment Period”, “US Bundled Product”, “US Net Sales” and “First US Commercial Sale” in Section 1.1 shall be deemed to be replaced with references to that Product so elected by Alvogen; or (ii) retain the Adalimumab Product as the Product in relation to which the Alvotech Royalty Payment shall be payable.”;

(o)	in Section 5.2(b) the words “in any Alvogen Territory” shall be inserted after the words “requested or required by a Regulatory Agency”;

(p)

in Section 6.1 (Product Trademarks), the sentence “As between the Parties, Alvogen shall make all decisions with respect to clearing and registering the Product Marks.” is deleted in its entirety and replaced by “As between the Parties, Alvogen shall own all right, title and interest in and to the Product Marks and shall make all decisions with respect to clearing and registering the Product Marks.”;

(q)

in Section 6.4 (Alvotech Intellectual Property), the words “any Alvotech Intellectual Property developed by Alvotech in performing its obligations under any Research Plan (the “Agreement IP”)” are deleted in their entirety and replaced by the words “the Alvotech Intellectual Property” and the definition of Agreement IP is deleted in its entirety from Section 1.1 (Defined Terms) of the PRA. All references in the PRA to “Agreement IP” are replaced with “Alvotech Intellectual Property”.;

(r)	a new Section 6.14 is added after Section 6.13 (Article XIII Not Applicable) as follows:

“Section 16.14 Disposition, sale or granting of rights in respect of Alvotech Intellectual Property. Alvotech or an Affiliate of Alvotech may dispose of, sell or grant a licence or other rights in respect of any Alvotech Intellectual Property to any Person; provided that, Alvotech shall, and shall procure that its relevant Affiliate shall, ensure that:

(a)	any disposition, sale or grant of a licence or other rights in respect of any Alvotech Intellectual Property shall be made subject to the terms of this Agreement; and

(b)	any assignee, transferee or licensee of any Alvotech Intellectual Property agrees to be bound by the terms of this Agreement.”; and

(s)

in Section 14.9 (Entire Agreement; Amendments), the following shall be inserted at the end of the third sentence “, except that nothing in this Section 14.9 shall operate to exclude or limit either Party’s liability for fraudulent misrepresentation.”

2.2

For the avoidance of doubt, the Parties agree and acknowledge that the warranties given by each of them in sections 11.1 and 11.2 of the PRA shall be deemed to be given on the Effective Date in respect of, and to apply to, each of the products added to the scope of the PRA by this Deed to reflect the fact that the definitions of “Initial Products” and “Products” (and all related definitions) include those products with effect from the Effective Date as a result of this Deed.

2.3	Save as expressly amended by Clause 2.1, the PRA shall remain in full force and effect in accordance with its terms.

3.	Entire Agreement

This Deed constitutes the whole agreement between the Parties relating to the subject matter of this Deed and supersedes any prior written or oral arrangement, understanding or agreement between them relating to such subject matter, other than the PRA.

4.	Counterparts

This Deed may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Deed by executing any such counterpart.

5.	No rights of Third Parties

A person who is not a Party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of the terms of this Deed.

6.	Governing Law and Jurisdiction

6.1	The Deed and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales.

6.2

Any claim, dispute or difference arising out of or in connection with this Deed, including in relation to any non-contractual obligations arising in connection with this Deed (a “Dispute”), shall be first submitted to the Chief Executive Officers of Alvogen and Alvotech, who shall use their good faith efforts to resolve the Dispute within fourteen (14) days of when it is submitted to them. If any such Dispute is not resolved by the Chief Executive Officers or their designees within such period, then the Parties irrevocably agree that the courts of England and Wales are to have exclusive jurisdiction to settle the Dispute.

IN WITNESS whereof this Deed has been executed and delivered as a deed on the date which first appears above.

For and behalf of ALVOTECH hf. /s/ Robert Wessman
Name: Robert Wessman Title: Chairman
_______, _____________________

For and behalf of ALVOGEN LUX HOLDINGS S.à r.l /s/ Tomas Eckman
Name: Tomas Eckman Title: Chairman
_______, _____________________